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                               EXHIBIT (8)
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                       LEWIS, RICE & FINGERSH

        A PARTNERSHIP INCLUDING PARTNERSHIPS AND INDIVIDUALS

                         ATTORNEYS AT LAW

                   500 N. BROADWAY, SUITE 2000
                SAINT LOUIS, MISSOURI 63102-2147

                       TEL (314) 444-7600

                    ___________________, 1994




Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102

Attention:  Gregory L. Curl, Vice Chairman

Board of Directors
Worthen Banking Corporation
Worthen National Bank of Arkansas Building
200 West Capital Avenue
Little Rock, Arkansas 72201

Attention:  Curt Bradbury, Chairman and Chief Executive Officer


     RE:  MERGER OF BBI ACQUISITIONCO, INC. INTO WORTHEN BANKING
          CORPORATION

Gentlemen:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of BBI AcquisitionCo, Inc. ("AcquisitionCo") into Worthen Banking Corporation ("Worthen") pursuant to the Agreement and Plan of Merger, dated August 18, 1994 by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Worthen and AcquisitionCo ("Merger Agreement").

     In issuing the opinions set forth in this letter, we have relied upon (1) the factual representations made by Boatmen's, and AcquisitionCo in written statements, each dated _____________, 1994 and the factual representations made by Worthen in written statements, dated __________, 1994 (the "Representations"), (2) the Merger Agreement, and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of Boatmen's filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement").

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of


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the existing provisions of the Code, currently applicable
regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

Based on our review of the Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Merger are as follows.

     1. The Merger will constitute a reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended.

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of Worthen who exchange all of their Worthen common stock solely for shares of Boatmen's voting common stock.

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's common stock received by those shareholders of Worthen receiving solely Boatmen's common stock (including any fractional share interest to which such shareholder would be entitled) will be the same, in each instance, as the basis of the Worthen common stock surrendered in exchange therefor.

     4. Pursuant to Section 1223(1) of the Code, the holding period of Boatmen's common stock received by the shareholders of Worthen (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the Worthen common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of such shareholders on the date of the exchange.

We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger.

     The shareholders of Worthen should consult with a qualified tax advisor with respect to any reporting requirements which may be

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applicable, or any other tax considerations not expressly mentioned herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH

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